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                             EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made as of the 1st day of October, 1994, between Life Partners Group, Inc., a Delaware corporation (the "Company"), and John H. Massey (the "Executive").

     WHEREAS, the Executive currently serves as a director on the Board of Directors of the Company (the "Board"), as the Chairman of the Audit Committee of the Board and as a member of the Investment Committee thereof; and

     WHEREAS, the Executive has gained certain knowledge of the business and affairs of the Company and its policies, methods, personnel, and plans for the future; and

     WHEREAS, the Board recognizes that the Executive's contribution (as an executive officer of the Company) to the growth and success of the Company is expected to be substantial and desires to assure the Company of the Executive's continued employment in an executive capacity and to compensate him therefor; and

     WHEREAS, the Executive desires to commit himself to serve the Company on the terms and conditions herein provided;

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

     1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein for the period commencing on October 1, 1994, and (unless earlier terminated pursuant to Section 7 below) ending on September
30, 1999. The period from October 1, 1994 through September 30, 1999 or, if earlier, the date of termination of the Executive's employment pursuant to Section 7 below, is sometimes referred to herein as the "Period of Employment."

     2. POSITION AND DUTIES. The Executive, during the Period of Employment, shall serve as the Chairman of the Board and Chief Executive Officer of the Company (reporting only to the Board) and, during the period commencing April 3, 1995 and continuing throughout the remainder of the Period of Employment, shall serve as the Chief Executive Officer of the Company's life insurance subsidiaries. The Executive shall have supervision and control over and responsibility for the executive management of the Company, and shall have such other powers and duties as may from time to time be prescribed by the Board so long as such duties are consistent with the Executive's positions. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company (subject to the provisions of Section 6(b)(v) of this Agreement), shall perform his duties hereunder diligently and in a prudent and businesslike manner, and shall act in the best interests of the Company as he reasonably perceives such interests.

     3. PLACE OF PERFORMANCE. In connection with his employment by the Company during the Period of Employment, the Executive shall be based in a location designated by the Board of Directors in its sole and absolute discretion. The Company will pay or reimburse the Executive for all reasonable costs and expenses incurred by the Executive in relocating his primary residence. In addition, the Company will pay or reimburse the Executive for all reasonable costs and expenses incurred by the Executive in maintaining suitable living quarters in Denver, Colorado from the date of this Agreement until March 31, 1995.

     4. COMPENSATION AND RELATED MATTERS.

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     (a) BASE SALARY.  The Executive shall receive an annual base salary of
$450,000 ("Base Salary"). The Base Salary shall be payable in substantially equal monthly installments and shall not be reduced during the Period of Employment.

     (b) INCENTIVE COMPENSATION. In addition to the Base Salary, the Executive shall receive, not later than April 30 of each year during the continuance of the Executive's employment under this Agreement and on or before April 30 of the year following the year in which the Executive's employment hereunder terminates, incentive compensation as follows:

           (i) $112,500, payable on or before April 30, 1995, which cash bonus shall be in lieu of any other incentive compensation to which the Executive would otherwise be entitled in 1995 under the Company's Management Cash Bonus Plan or other incentive bonus plan of the Company;

           (ii) for years subsequent to 1995, such amount as may be determined by the Board under the Company's Management Cash Bonus Plan then in effect (as such plan may be amended from time to time, the "Bonus
     Plan"). Presently, the Bonus Plan is based upon a ratio (the "Bonus Ratio) of actual GAAP earnings (as defined in the Bonus Plan) to planned GAAP earnings (as defined in the Bonus Plan) whereby three different levels of cash bonuses may be earned. Under the current Bonus Plan, if the Bonus Ratio is equal to or greater than 90%, but less than 95%, the Executive's bonus compensation for the year will be equal to 50% of Base Salary; if the Bonus Ratio is equal to or greater than 95%, but less than 100%, the Executive's bonus compensation for the year will be equal to 75% of Base Salary; and if the Bonus Ratio is equal to or in excess of

                                     3

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     100%, the Executive's bonus compensation for the year will be 100% of
     Base Salary. It is understood and agreed that, in accordance with the terms of the Bonus Plan, the Board may amend and revise the Bonus Plan from time to time in its discretion, but the percentage used to calculate the Executive's bonus compensation for any year shall equal or exceed the highest percentage used to calculate the bonus compensation of any other executive officer of the Company for such year under the Bonus Plan.

     The amount of bonus compensation payable on or before the April 30 following the year during which the Executive's employment hereunder is terminated shall be prorated based upon the actual number of days the Executive was employed during the preceding year compared to the total number of days in the calendar year during which the employment terminated.

     (c) STOCK OPTIONS. Subject to the Executive's continued employment with the Company, the Company will execute and deliver to the Executive a Stock Option Agreement, dated and effective December 1, 1994, granting the Executive, subject to the terms and conditions set forth in the Stock Option Agreement, (i) a ten-year option to purchase up to 250,000 shares of the Company's Class A Common Stock, at a cash price per share equal to the closing price per share for the Company's common stock as quoted on the New York Stock Exchange on November 30, 1994, which options shall vest at the rate of 20% per year over a five year period, and (ii) a fully vested three-month option to purchase up to an additional 60,000 shares of the Company's Class A Common Stock at a per share cash price to be determined.

     (d) EXPENSES AND MEMBERSHIPS. The Executive shall be entitled to receive prompt

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reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures presently established by the Company for its senior executive officers) during the Period of Employment, in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Company policy. During the Period of Employment, the Company shall pay to the Executive (i) the costs (consisting of monthly dues incurred after the date hereof) of one club membership by the Executive at a country club of his choice in Denver, Colorado, and one club membership by the Executive at a city club of his choice in Denver, Colorado, or such replacement clubs therefor as the Executive may designate during the Period of Employment, and (ii) an automobile allowance of $700 per month.

     (e) OTHER BENEFITS. The Executive shall be entitled to participate in or receive benefits under all of the Company's Employee Benefit Plans or Other Arrangements (as hereinafter defined) in effect on the date hereof or under plans or arrangements that provide the Executive with at least equivalent benefits to those provided under such Employee Benefit Plans or Other Arrangements. The Company shall not, during the Period of Employment, make any changes which would materially and adversely affect the Executive's rights or benefits under any such Employee Benefit Plans or Other Arrangements without the Executive's consent unless such changes are required by applicable law or unless such changes are made pursuant to the terms and conditions of the respective Employee Benefit Plan or Other Arrangement. As used herein, "Employee Benefit Plans or Other Arrangements" include, without limitation, each pension and retirement plan, supplemental pension, retirement, and deferred compensation plan, savings and profit-sharing plan, medical insurance plan, disability plan, and health and accident

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plan or arrangement established and maintained by the Company on the date hereof for the benefit of and made generally available to executives and key management employees of the Company or its subsidiaries, but does not include either the Company's qualified and non-qualified incentive stock option plan, any other employment agreement between the Company (or any of its subsidiaries) and any employee thereof, or any deferred compensation arrangement between the Company (or any of its subsidiaries) and Gene H. Bishop, John W. Gardiner or James R. Kerber. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made generally available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to the Executive under any Employee Benefit Plan or Other Arrangement presently in effect or any employee benefit plan or arrangement which may be made generally available in the future shall be deemed to be in lieu of compensation payable to the Executive pursuant to Subsections 4(a) and 4(b) above. Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Subsection 4(e) in respect of any calendar year during which the Executive is employed by the Company for less than the whole of such calendar year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the actual number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year basis, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

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     (f) VACATIONS AND SICK LEAVE.  During the Period of Employment, the
Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than four weeks in any calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the actual number of days in such calendar year). During the Period of Employment, the Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers. During the Period of Employment, the Executive shall be entitled to 30 calendar days of paid sick leave during each calendar year of employment (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the actual number of days in such calendar year). Vacation days and sick days that are not used by the Executive in any calendar year will not be carried forward, and all such days shall be forfeited without compensation.

     5. ADDITIONAL POSITIONS. During the Period of Employment, the Executive agrees, and the Board (subject to required stockholder vote) requests the Executive, to serve without additional compensation as a director of the Company and any of its subsidiaries, as a member of one or more committees of the respective board of directors of the Company and any of its subsidiaries, and in one or more executive offices of any of the Company's subsidiaries as the Executive may from time to time be elected, if and so long as the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided by the Company's By-laws or by any written agreement between the Executive and the Company

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regarding indemnification.

     6. CONFIDENTIALITY AND NONCOMPETITION.

     (a) The Executive acknowledges that his services and responsibilities are of particular significance to the Company and its subsidiaries (collectively the "LPG Companies" and individually an "LPG Company"), and that his positions with the Company or any other LPG Company have given and will give him access to and an intimate knowledge of the policies, customers, employees, trade secrets, and other confidential, proprietary, nonpublic, privileged, or secret information of the LPG Companies (collectively "Confidential Information"); PROVIDED, HOWEVER, that Confidential Information shall not include any information which is obtainable from non-Company sources that are not bound by any confidentiality or nondisclosure obligation with respect to such information (whether such obligation is imposed by agreement, fiduciary duty, law, order or otherwise) or that have not obtained such information as a result of unauthorized disclosure by or at the direction of the Executive. Because the LPG Companies are in creative, technical, and competitive businesses, the Executive's continued and exclusive service to the LPG Companies and his preservation of the confidentiality of the Confidential Information is of critical importance to the Company.

     (b) Based on the matters described in Subsection 6(a) above, and in further consideration of this Agreement, the Executive covenants and agrees with the Company that:

           (i) CONFIDENTIAL INFORMATION. The Executive shall not (for any reason), directly or indirectly, for himself or on behalf of any other person or entity, disclose to any person or entity (except to employees or other representatives of the Company who

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     need to know such Confidential Information to the extent reasonably necessary for the Executive to perform his duties under this Agreement and except as required by law; PROVIDED, HOWEVER, that this exception for legal requirement shall not apply to any legal requirement imposed upon the Executive as a result of the Executive's, directly or indirectly, having purchased securities or otherwise seeking or deriving personal benefit) any Confidential Information which the Executive may have acquired in the course of or as an incident to his employment or prior dealings with any LPG Company, including, without limitation, business or trade secrets of, or insurance products or methods or techniques used by, any LPG Company in or about their respective businesses, or any Confidential Information whatsoever concerning the customers, clients, policyholders, or annuitants of any LPG Company, or any reinsurance agreements or similar arrangements involving any LPG Company; PROVIDED, HOWEVER, that after the later of
     (A) the last day on which the Executive receives compensation pursuant to any of Subsections 7(a)(ii), 7(b) or 7(d)(i) below or (B) the second anniversary of the termination (if any) of the Executive's employment hereunder pursuant to Subsection 7(a)(i) or Subsection 7(d)(ii) below, the Company's sole remedy for any breach of this Subsection 6(b)(i) shall be a restraining order or injunction by any court of competent jurisdiction.

           (ii) NONCOMPETE. During the Period of Employment and through the later of (A) the last day on which the Executive receives compensation pursuant to any of Subsections 7(a)(ii), 7(b) or 7(d)(i) below or (B) the second anniversary of the termination (if any) of the Executive's employment hereunder pursuant to Subsection

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     7(a)(i) or Subsection 7(d)(ii) below, the Executive shall not (for any reason), for himself or on behalf of any other person or entity, (1) call on or contact any customer, client, policyholder, or annuitant of any LPG Company or any agent, reinsurer, or insurance company with which any LPG Company has done business during the Period of Employment for the purpose or with the effect of offering any insurance products or services of any kind offered by any LPG Company during the Period of Employment or (2) assist any other person or entity in connection with any action described in the foregoing clause (1). Performance of the duties of an officer, director, employee or advisor of a person who competes with any LPG Company will not be deemed assistance by the Executive in connection with the prohibited action unless the Executive personally performs the prohibited action.

           (iii) NONINTERFERENCE WITH EMPLOYEES. During the Period of Employment and through the latest of (A) the last day on which the Executive receives compensation pursuant to any of Subsections 7(a)(ii), 7(b) or 7(d)(i) below or (B) the second anniversary of the termination (if any) of the Executive's employment hereunder pursuant to Subsection 7(a)(i) or Subsection 7(d)(ii) below, the Executive shall not (for any reason), for himself or on behalf of any other person or entity, (1) induce or attempt to induce any employee of any LPG Company to terminate employment with the employing LPG Company, (2) interfere with or disrupt any LPG Company's relationship with any of the employees of such LPG Company, (3) solicit, entice, or take away, any person employed by any LPG Company during the 12-month period preceding the termination

                                     10

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     of the Period of Employment, or (4) assist any other person or entity in connection with any action described in any of the foregoing clauses
     (1) through (3). Performance of the duties of an officer, director, employee or advisor of a person who performs any action prohibited by this Subsection 7(d)(iii) will not be deemed assistance by the Executive in connection with the prohibited action unless the Executive personally performs the prohibited action.

           (iv) NONINTERFERENCE WITH POLICYHOLDERS, ETC. The Executive shall not (for any reason), directly or indirectly, for himself or on behalf of any other person or entity, (1) utilize or attempt to utilize any Confidential Information for the purpose or with the effect of causing or attempting to cause (X) any policyholder or annuitant to replace or terminate any insurance or annuity contract issued, reinsured, or underwritten by any LPG Company, in whole or in part, with any insurance or annuity product of any other person or entity, or (Y) any reinsurer to terminate any reinsurance, coinsurance, or other similar contract, or to sever a relationship, with any LPG Company or (2) assist any other person or entity in connection with any action described in the foregoing clause (1); PROVIDED, HOWEVER, that after the later of (A) the last day on which the Executive receives compensation pursuant to any of Subsections 7(a)(ii), 7(b) or 7(d)(i) below or (B) the second anniversary of the termination (if any ) of the Executive's employment hereunder pursuant to Subsection 7(a)(i) or Subsection 7(d)(ii) below, the Company's sole remedy for any unintentional breach of this Subsection 6(b)(iv) shall be a restraining order or injunction by any court of competent jurisdiction.
     Performance of the duties

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     of an officer, director, employee or advisor of a person who performs any action prohibited by this Subsection 6(b)(iv) will not be deemed assistance by the Executive in connection with the prohibited action unless the Executive personally performs the prohibited action.

           (v) EXCLUSIVE EMPLOYMENT. During the Period of Employment and through the last day on which the Executive receives compensation pursuant to any of Subsections 7(a)(ii), 7(b) or 7(d)(i) of this Agreement, the Executive shall not (for any reason), directly or indirectly, for himself or on behalf of any other person or entity, render any service of an advisory nature or otherwise to, or become employed by, or own any interest in, or be associated with, any insurance company or any agency or brokerage firm selling life insurance or annuities, or any entity owning 50% or more of any insurance company or agency or brokerage firm selling life insurance or annuities, other than the LPG Companies; PROVIDED, HOWEVER, that the Executive may (1) make investments in entities of such kind which are publicly owned and in which the Executive owns no more than 2% of the outstanding stock thereof, (2) make and maintain investments in Hill Bancshares Holdings, Inc. and Central Texas Bankshare Holdings, Inc. at any level or percentage, (3) continue to serve as a director of The Paragon Group, Inc., First Southwest Co., Chancellor Communications, Inc., Central Texas Bankshare Holdings, Inc., Hill Bancshares Holdings, Inc., Hill Bank and Trust Co., Columbus State Bank and Gulf-California Broadcast Company, (4) make investments in such other entities and in such amounts, and serve on the board of directors of any other entity, as may be approved in advance by the Executive Committee of the Board of Directors of

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     the Company, (5) devote reasonable time and energies to charitable activities, including without limitation the SMU Cox School of Business, and (6) maintain his current personal real estate investments, provided that such activities do not interfere with the substantial performance of the Executive's duties hereunder.

     (c) INJUNCTIVE RELIEF. The Executive acknowledges and agrees that any breach by him of any of the covenants or agreements contained in this Section 6 would give rise to irreparable injury to the Company and would not be adequately compensable in damages. Accordingly, the Executive agrees that the Company may seek and obtain injunctive relief against the breach or threatened breach of any of the provisions of this Section 6, in addition to any other legal remedies which may be available. The Executive further acknowledges and agrees that the covenants and agreements contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content.

     (d) REFORMATION AND SURVIVAL. The Company and the Executive agree and stipulate that the agreements and covenants contained in this Section 6 are fair and reasonable in light of all of the facts and circumstances of the relationship between them. The Company and the Executive acknowledge their awareness, however, that in certain circumstances courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of, and not in derogation of, the provisions of this Section 6, the Company and the Executive agree that, in the event a court should decline to enforce one or more of the provisions of this Section 6, then this Section 6 shall be deemed to be modified or reformed to restrict the Executive's conduct to the maximum extent (in terms of time, geography, and business scope) which the court shall

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determine to be enforceable.  The provisions of this Section 6 shall survive the termination of this Agreement for the respective periods set forth in this Section 6.

     7. TERMINATION. Except as expressly provided in this Section 7, from and after the date of termination of the Executive's employment hereunder, the Company shall have no obligation (whether financial or otherwise) under this Agreement, and the Executive shall have no right to receive any Base Salary or any other payment or benefit under this Agreement; PROVIDED, HOWEVER, that nothing in this Section 7 shall affect the Executive's obligations under Section 6 above or shall affect the Executive's rights to receive payments or benefits that are accrued before, but remain unpaid on, the date of termination, or to receive payments or benefits that are required to be made or provided to him pursuant to the terms of any of the Employee Benefit Plans or Other Arrangements insofar as such rights relate to the Executive's participation in the respective plan or arrangement before the date of termination.

     (a) TERMINATION BY COMPANY. As set forth below, the Company may terminate the Executive's employment hereunder with or without Cause (as hereinafter defined), for any reason or for no reason.

           (i) FOR CAUSE. The Company may terminate the employment of the Executive hereunder for or with Cause by written notice to the Executive to that effect setting forth in reasonable detail the Causes for such termination. Such notice shall be delivered at least ten calendar days prior to the effectiveness of such termination and shall provide an opportunity for the Executive, together with his counsel, to be heard by the Board prior to the effectiveness of such termination. Such termination shall be effective at the

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     time (not less than ten calendar days after delivery of the notice of termination) specified in such notice of termination. In the event the Company terminates the Executive's employment hereunder for or with Cause, no further payments or benefits shall be made or provided to the Executive hereunder except as provided in the next following sentence. If the Executive's employment is terminated pursuant to this Subsection 7(a)(i), then the Company shall continue to pay the Base Salary to the Executive specified in (and in accordance with the applicable terms of) Subsection 4(a) above only until the date of such termination and shall continue to provide the Executive with the benefits specified in (and in accordance with the applicable terms of) Subsections 4(d) and 4(e) above (except as otherwise precluded by the terms of the plans or arrangements respectively described in such subsections) only until the date of such termination; as set forth in
     Section 4(a) of the Stock Option Agreement, all rights of the Executive to purchase the shares of common stock subject to the unexercised portion or portions of the options granted therein shall cease immediately upon the effective date of such termination. As used in this Agreement, the term "Cause" shall mean the occurrence of any of the following, as determined by the Board in its sole discretion exercised in good faith: (A) the Executive willfully breaches any of his obligations or duties hereunder which breach is materially adverse to the Company or any of its affiliates; or (B) the Executive fails to comply with any written or oral direction of the Board which reasonably relates to the performance of the Executive's duties as provided in
     Section 2 of this Agreement and which would not require the Executive to perform an illegal act; PROVIDED, HOWEVER, such failure shall

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     not constitute "Cause" (1) if the failure results from the Executive's being Incapacitated (as hereinafter defined) or (2) unless such failure continues for ten calendar days or more after written notice thereof is given to the Executive by the Company; or (C) the Executive fails to comply with his obligations under Section 6 of this Agreement and such failure, or any adverse consequence thereof, continues for ten calendar days or more after written notice thereof is given to the Executive by the Company; PROVIDED, HOWEVER, that no such notice need be given if the failure and its adverse consequences cannot reasonably be expected to be cured within ten calendar days; or (D) the Executive engages in any act of intentional, willful or reckless dishonesty which is materially injurious to the Company or its business or to any affiliate of the Company or such affiliate's business; or (E) the Executive is convicted of or enters a plea of guilty or nolo contendere to (1) any misdemeanor involving moral turpitude which, in the good faith judgment of the Board, may be injurious to the reputation of the Company or any of its affiliates, (2) any misdemeanor involving financial misconduct, or (3) any felony.

           (ii) WITHOUT CAUSE. The Company may terminate the Executive's employment hereunder without Cause by written notice to the Executive to that effect. Unless otherwise specified in the notice, such termination shall be effective immediately upon delivery thereof to the Executive. In the event the Company terminates the Executive's employment hereunder without Cause during the Period of Employment, no further payments or benefits shall be made or provided to the Executive hereunder except as provided in the next following sentence. If the Executive's employment hereunder is

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     terminated pursuant to this Subsection 7(a)(ii), then the Company shall continue to pay the Executive the compensation specified in (and in accordance with the applicable terms of) Subsections 4(a) and 4(b) above only until, and shall continue to provide the Executive with the benefits specified in (and in accordance with the applicable terms of) Subsections 4(d) and 4(e) above (except as otherwise precluded by the terms of the plans or arrangements respectively described in such subsections) only until, the earlier of (A) September 30, 1999, or (B) the second anniversary of the termination of the Executive's employment pursuant to this Subsection 7(a)(ii). Following the date on which the Executive shall accept employment with any person or entity other than any LPG Company, the compensation and benefits specified in Subsections 4(a), 4(b), 4(d) and 4(e) above shall be reduced by the value of any compensation and benefits earned by the Executive as a result of such other employment. Nothing contained in this Subsection 7(a)(ii) shall affect the Executive's rights pursuant to the Stock Option Agreement described in Section 4(c) of this Agreement, which rights shall be governed solely by such Stock Option Agreement.

     (b) DISABILITY. If during the Period of Employment the Executive shall be or become incapacitated by reason of mental or physical disability or otherwise so that he is or will be prevented from adequately performing any of his material duties and obligations under this Agreement for more than 180 consecutive calendar days during any calendar year ("Incapacitated"), the Executive's employment hereunder shall automatically and immediately terminate upon written notice from the Company to the Executive to such effect. Thereafter,

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

no further payments or benefits shall be made or provided to the Executive hereunder except as provided in the next following sentence. If the Executive's employment hereunder is terminated pursuant to this Subsection 7(b), then the Company shall continue to pay the Executive the compensation specified in (and in accordance with the applicable terms of) Subsections 4(a) and 4(b) above only until, and shall continue to provide the Executive with the benefits specified in (and in accordance with the applicable terms of) Subsections 4(d) and 4(e) above (except as otherwise precluded by the terms of the plans or arrangements respectively described in such subsections) only until, the earlier of (i) September 30, 1999 or (ii) the second anniversary of the termination of the Executive's employment pursuant to this Subsection 7(b), at which time the Executive shall be eligible for payments and benefits pursuant to the Company's disability plan; PROVIDED, HOWEVER, that the amount of any compensation and benefit payments required to be made under this Subsection 7(b) shall be reduced by the amount of any compensation and benefit payments made in the calendar year of termination to the Executive during any periods of time exceeding 180 consecutive calendar days (prorated based upon the actual number of days the Executive is employed during such calendar year prior to termination compared to the total number of days in such calendar year) when the Executive was unable to perform his duties or obligations under this Agreement as a result of sickness or other physical or mental disability. The determination by a qualified, independent physician selected by the Board that the Executive is Incapacitated shall be final and conclusive. By executing this Agreement, the Executive agrees to submit to any and all medical examinations or procedures and to execute and deliver any and all consents to the release of medical information and records or otherwise as shall be

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reasonably required by such physician in determining whether the Executive is
Incapacitated. Nothing contained in this Subsection 7(b) shall affect the Executive's rights pursuant to the Stock Option Agreement described in
Section 4(c) of this Agreement, which rights shall be governed solely by such Stock Option Agreement.

     (c) DEATH. If the Executive dies during the Period of Employment, the Executive's employment hereunder shall automatically and immediately terminate. Thereafter, no further payments or benefits shall be made or provided to the Executive hereunder except as provided in the next following sentence. If the Executive's employment hereunder is terminated pursuant to this Subsection 7(c), then the Company shall reimburse the estate of the Executive for the expenses, club membership costs, and automobile allowance specified in (and in accordance with the applicable terms of) Subsection 4(d) above as the same are incurred before, but remain unpaid at the time of, the Executive's death and shall continue to pay the estate of the Executive the compensation specified in (and in accordance with the applicable terms of) Subsections 4(a) and 4(b) above only until the earlier of (A) September 30, 1999, if such date is at least six months from the date of death, or, if not, the last day of the calendar month which is six months from the end of the calendar month during which the death occurred, or (B) the second anniversary of the termination of the Executive's employment pursuant to this Subsection 7(c). Nothing contained in this Subsection 7(c) shall affect the Executive's rights pursuant to the Stock Option Agreement described in Section 4(c) of this Agreement, which rights shall be governed solely by such Stock Option Agreement.

     (d) TERMINATION BY EXECUTIVE. As set forth below, the Executive may terminate his

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

employment hereunder with or without Good Reason (as hereinafter defined). If the Executive resigns as the Chief Executive Officer or the Chairman of the Board of the Company, he shall be deemed to have terminated his employment under this Agreement with the effect specified in Subsection 7(d)(i) or Subsection 7(d)(ii) below, as applicable. If the Executive terminates his employment under this Agreement, he shall be deemed (unless otherwise determined by the Board) to have resigned from all offices, directorships, and committee memberships that he then holds with the Company or any other LPG Company.

            (i) FOR GOOD REASON. The Executive may terminate his employment for or with Good Reason by written notice to the Company to that effect setting forth in reasonable detail the Good Reasons for such termination. Such notice shall be delivered at least ten calendar days prior to the effectiveness of such termination and shall provide an opportunity for the Board (or its representative), together with counsel to the Company, to meet with the Executive to discuss the reasons for such termination prior to the effectiveness of such termination. Such termination shall be effective at the time (not less than ten calendar days after delivery of the notice of termination) specified in such notice of termination. In the event the Executive terminates his employment hereunder for or with Good Reason, no further payments or benefits shall be made or provided to the Executive hereunder except as provided in the following sentence. If the Executive's employment is terminated pursuant to this Subsection 7(d)(i), then the Company shall continue to pay the Executive the compensation specified in (and in accordance with the applicable terms of) Subsections 4(a) and 4(b) above only until, and shall continue to provide the Executive with the benefits specified in (and in accordance with the applicable terms of) Subsections 4(d) and 4(e) above (except as otherwise precluded by the terms of the plans or arrangements respectively described in such subsections) only until, the earlier of (A) September 30, 1999 or (B) the second anniversary of the termination of the Executive's employment pursuant to this Subsection 7(d)(i). Nothing contained in this Subsection 7(d)(i) shall affect the Executive's rights pursuant to the Stock Option Agreement described in Section 4(c) of this Agreement, which rights shall be governed solely by such Stock Option Agreement. As used in this Agreement, the term "Good Reason" shall mean the occurrence of any of the following: (A) the Company fails to make any payment required to be made to or for the benefit of the Executive pursuant to Subsection 4(a), 4(b), 4(d), or 4(e) above within 30 days after such payment is due; or (B) the Company willfully breaches any of its obligations or duties under this Agreement, including without limitation the assignment of any significant duties or responsibilities to the Executive that are not consistent with the duties and responsibilities of the chief executive officer of a publicly held life insurance holding company (other than the obligation or duty to make payments specified in the preceding clause (A) above), which breach is materially adverse to the Executive and continues for ten calendar days or more after written notice thereof is given to the Company by the Executive; or (C) the Executive is (for any reason other than his death, disability, or termination for Cause) not nominated to serve (or, if nominated, not elected to serve) as a member of the Board; or
     (D) the Company fails to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Subsection 8(a) below; or (E) a Change of Control occurs. The term "Change of Control" shall mean (1) the purchase by a single purchaser or group of affiliated purchasers acting in concert in making such purchase in a single transaction (or in a series of related transactions occurring within a period of six consecutive calendar months) of shares of the Company's voting Common Stock, which purchased shares represent a percentage of the Company's voting Common Stock greater than the percentage thereof (determined on a fully-diluted basis) beneficially owned in the aggregate by the members of the HMC Group immediately preceding such purchase or (2) any purchase of shares of the voting common stock of Wabash Life Insurance Company ("Wabash"), which purchase results in a majority of Wabash's voting common stock being held by persons other than the Company and/or one or more members of the HMC Group; PROVIDED, HOWEVER, that purchases by an underwriter in connection with a public offering of shares shall not in any event be deemed a "Change of Control" for purposes of this clause (E). For purposes of this clause (E), (1) the term "HMC Group" shall mean Hicks, Muse, Tate & Furst, Inc. (formerly, Hicks, Muse & Co. (TX) Incorporated, HMC Partners, L. P., HMC/Life Partners, L. P., employees of any of the foregoing and affiliates of any of the foregoing, and family members of any individual included in this subclause (E)(1), and
     (2) Common Stock beneficially owned by the HMC Group shall include the shares, currently owned of record by present or former limited partners of HMC/Life Partners, L.P., as to which any member of the HMC Group retains an economic interest or the right to vote such shares in respect of the election of directors of the Company.

           (ii) WITHOUT GOOD REASON. The Executive may terminate his employment without Good Reason by written notice to the Company to that effect. Unless otherwise specified in the notice, such termination shall be effective immediately upon delivery thereof to the Company.
     In the event the Executive terminates his employment hereunder without Good Reason, no further payments or benefits shall be made or provided to the Executive hereunder except as provided in the next following sentence. If the Executive's employment is terminated pursuant to this Subsection 7(d)(ii), then the Company shall continue to pay the Executive his compensation specified in (and in accordance with the applicable terms of) Subsections 4(a) and 4(b) above only until, and shall continue to provide the benefits specified in (and in accordance with the applicable terms of) Subsections 4(d) and 4(e) above (except as otherwise precluded by the terms of the plans or arrangements respectively described in such subsections) only until, the date of such termination; as set forth in Section 4(a) of the Stock Option Agreement, all rights of the Executive to purchase the shares of common stock subject to the unexercised portion or portions of the options granted therein shall cease immediately upon the effective date of such termination.

           (iii) DISABILITY. If the Company terminates the Executive's employment hereunder for Cause pursuant to Subsection 7(a)(i)(A) above at any time when the Executive believes himself to be Incapacitated, the Executive may furnish the Company with a written statement from a qualified, independent physician to the effect that the Executive is Incapacitated. The Company shall then promptly select a qualified, independent physician who shall, at the Company's expense, examine the Executive. If the physician selected by the Company concurs in the opinion that the Executive is Incapacitated, the Executive's employment hereunder shall automatically and immediately terminate to the same extent and effect for all purposes as if such employment had been terminated pursuant to Subsection 7(b) above.

     (e) Notwithstanding any other provision of this Section 7, the Company and the Executive expressly understand and agree that, if (before all payments and benefits payable to the Executive following a termination pursuant to any provision of this Section 7 have been fully made or provided to the Executive) the Executive becomes disabled or dies, then the payments and benefits required to be made to the Executive pursuant to this Section 7 shall not exceed the lesser of (i) the amount of any payments or benefits that remain (following the date of the Executive's disability or death, as applicable) to be made or provided by the Company pursuant to the respective provision of this Section 7 under which the Executive's employment is actually terminated or (ii) the amount of any payments or benefits that would be required to be made or provided by the Company if the Executive's employment had actually been terminated by the Executive's disability or death, as applicable. Furthermore, notwithstanding any other provision of this Section 7, the Company and the Executive understand and agree that, if there is a conflict or dispute as to which provision of this Section 7 controls the termination of the Executive's employment, a termination for Cause pursuant to Subsection 7(a)(i) shall control, regardless of whether such termination for Cause precedes or follows a termination pursuant to any other provision of this Section 7; PROVIDED, HOWEVER, that, in order for a termination for Cause to control, the Company must deliver to the Executive written notice of such Cause before, or within thirty days following, the Executive's termination of employment pursuant to any other provision of this Section 7.

     8. SUCCESSORS: BINDING AGREEMENT.

     (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term "Company" shall mean Life Partners Group, Inc. and any successor to its business and/or all or part of its assets as aforesaid which executes and delivers the agreement contemplated by this Subsection 8(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     (b) Neither this Agreement nor any of the rights or obligations of the Executive under this Agreement may be assigned or delegated except as provided in the last sentence of this Subsection 8(b). This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by, and shall be binding upon, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts would still be payable to him hereunder had he continued to live, then all such amounts (unless otherwise provided herein) shall be paid in accordance with the terms of this Agreement to the devisee, legatee, or other designee under the Executive's testamentary will or, if there be no such will, to the Executive's estate.

     9. NOTICE. For purposes of this Agreement, all notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, first-class postage prepaid, addressed as follows:

     If to the Executive:              If to the Company:

     John H. Massey                    Life Partners Group, Inc.
     4004 Windsor Avenue               7887 East Belleview Avenue
     Dallas, Texas 75205               Englewood, Colorado 80111
                                       Attention:  President

or to such other address as any party may have furnished to the other in writing in accordance with this Section 9, except that notices of any change of address shall be effective only upon actual receipt.

     10. MISCELLANEOUS. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any other time. No agreements or representations (whether oral or otherwise, express or implied) with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement or which are not specifically referred to in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Colorado.
Unless the context otherwise requires, words using the singular or plural number shall respectively include the plural or singular number, and pronouns of any gender shall include each other gender.

     11. VALIDITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law or court decision, and if the rights or obligations of the Company and the Executive will not be materially and adversely affected thereby, (a) such provision shall be fully severable from this Agreement, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar to the terms and intent of such illegal, invalid, or unenforceable provision as may be possible.

     12. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     13. ARBITRATION. Any dispute or controversy arising under or in connection with this

Agreement shall be settled exclusively by arbitration in Denver, Colorado, in accordance with the rules of the American Arbitration Association then in effect. Any judgment may be entered on the arbitrator's award in any court having jurisdiction; PROVIDED, HOWEVER, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction with respect to any breach or threatened breach of any provision of Section 6 above.

     IN WITNESS WHEREOF, the parties have executed this Agreement on __________, 1994, effective as of October 1, 1994.

                                       EXECUTIVE:


                                       By:
                                          -----------------------------------
                                          John H. Massey

                                       COMPANY:

                                       LIFE PARTNERS GROUP, INC.


                                       By:  [illegible]
                                           ----------------------------------
                                       Name:
                                             --------------------------------
                                       Title:  JOHN H. MASSEY
                                             --------------------------------